Exhibit 4.30

Equity Pledge Agreement

THIS EQUITY PLEDGE AGREEMENT (“this Agreement”) is entered into by and between the parties below (“the Parties”) in Beijing on February 12, 2011:

Party A: Beijing Perfect World Software Co., Ltd.

Address: Building 306, 86 Beiyuan Road, Chaoyang District, Beijing

Party B: Beijing Perfect Moment Pictures Co., Ltd.

Address: Room 8152, No. 3 Xijing Road, Badachu Science and Technology Park, Shijingshan District, Beijing

Party C:

Michael Yufeng CHI, ID Number: 110108197109148935

Address: Room 302, Unit 6, Building 5, Yicheng Dongyuan Community, Haidian District, Beijing; and

Tian LIANG, ID Number: 110102197006282316

Address: Room 22, Unit 1, Building 4, Yingchunyuan Community, Haidian District, Beijing.

WHEREEAS:

(1)	Party C are Party B’s shareholders;

(2)	Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the People’s Republic of China and provides technology support, technology consultancy and other related services for Perfect World (Beijing) Pictures Co., Ltd. (hereinafter referred to as “PW Pictures”), a wholly-owned subsidiary of Party B. Currently, Party A is Party B’s important business partner.

Equity Pledge Agreement

Party A , Party B and Party C or/and PW Pictures have entered into a “Development Cooperation Agreement” (dated February 12, 2011), “Exclusive Technology Support and Service Agreement” (dated February 12, 2011), “Business Operation Agreement” (dated February 12, 2011) and “Call Option Agreement” (dated February 12, 2011) with respect to technology development, exclusive technology support and service, business operation and call option respectively (hereinafter referred to as “Four Agreements”). In order to ensure that Party B, Party C or/and PW Pictures perform the obligations under the above Four Agreements, Party C are willing to pledge all their respective equities in Party B, and Party A agrees to accept the equity pledge from Party C.

Pursuant to the related laws and regulations of the People’s Republic of China, the Parties, abiding by the principles of cooperation, equality, mutual benefit and joint development and through friendly negotiations, hereby agree as follows:

Article 1	Party C hold 100% equity interests of Party B. In order to ensure that Party B, Party C or/and PW Pictures perform the obligations under the above Four Agreements, Party C hereby pledge to Party A all their respective equities in Party B (hereinafter referred to as “Pledged Equity”) and Party A agrees to accept the Pledge Equity provided by Party C. Right of pledge means the priority in having Party A’s claim under this agreement satisfied using the proceeds from conversion, auction or sale of the equities pledged by Party C to Party A.

Article 2	Security by equity pledge covers: monetary payment obligations, interest, liquidated damages, indemnity and expenses arising from realization of claims payable by Party B, Party C or/and PW Pictures to Party A covered by the Four Agreements, losses caused to Party A due to breaches of the Four Agreements by Party B, Party C or/and PW Pictures and all other expenses payable by Party B, Party C or/and PW Pictures as well as the liabilities undertaken by Party B, Party C or/and PW Pictures to Party A when all or part of the Four Agreements are rendered invalid by reason of Party B, Party C or/and PW Pictures.

Equity Pledge Agreement

Article 3	Unless otherwise consented to by Party A in writing after this Agreement is signed, the pledge under this Agreement may be discharged only when Party B, Party C or/and PW Pictures have duly performed all of their respective obligations and responsibilities under the Four Agreements and with Party A’s written approval. Upon expiration of the Four Agreements, where Party B, Party C or/and PW Pictures fails to perform all or part of their respective obligations or responsibilities under these agreements, Party A shall be still entitled to the right of pledge under this Agreement until the relevant obligations and responsibilities hereof are fully performed.

Article 4	Pledge Registration

1.	Within 7 days following the signing of this Agreement, Party C shall be obliged to record the Pledged Equity under this Agreement in Party B’s register of shareholders and handle relevant registration and recording procedures in accordance with law;

2.	Where recorded matters relating to pledge changes and records need to be changed in accordance with law, Party C shall amend the pledge records within 15 days of the date when the recorded matters change.

Article 5	During equity pledge period, Party C shall instruct Party B not to distribute any dividend or bonus or implement any profit distribution scheme. Where Party C is entitled to any monetary interests of any kind other than dividends, bonuses or profit distributions from the Pledged Equity, Party C shall, based on Party A’s requirements, instruct Party B to directly remit relevant payments to the bank account designated by Party A so as to ensure the performance of the Four Agreements, and shall not use them without Party A’s prior written consent.

Article 6	During equity pledge period, where Party C transfers the Pledged Equity in whole or in part with Party A’s prior written consent, Party C shall, based on Party A’s requirements, directly remit all the proceeds from such equity transfer to the bank account designated by Party A and shall not use them without Party A’s prior written consent.

Equity Pledge Agreement

Article 7	During equity pledge period, in the event that Party C acquire new equity from the share placement scheme implemented by Party B among its shareholders, such new equity shall automatically become a portion of the Pledged Equity under this Agreement. Party C shall, within 10 workdays upon the acquisition, complete the pledging procedures of such new equity. If Party C fails to complete relevant procedures as set forth above, Party A shall be entitled to immediately exercise the right of pledge according to Article 10 below.

Article 8	Representations and Warranties

Party C represent and warrant to Party A that:

1.	Party C are all natural persons with Chinese citizenship and have the full right and authority to sign this Agreement and perform the obligations under this Agreement.

2.	The performance by Party C of this Agreement does not violate any law, regulations or other rules applicable to Party C or the Pledged Equity nor the relevant requirements of any legal instrument binding upon them.

3.	Party C are the lawful owners of all of the Pledged Equity under this Agreement and except for the security by pledge under this Agreement, the Pledged Equity is free and clear of any other security of whatsoever form or nature.

4.	Currently, there are no lawsuits, arbitrations or other proceedings that are occurring, will occur, have occurred or are likely to occur and have an adverse impact upon the financial position or contractual performance ability of Party C, the value of the Pledged Equity or realization thereof.

Equity Pledge Agreement

5.	Party C will comply with the relevant provisions of Chinese laws, regulations or other regulatory documents as well as the obligations as set forth under the legal instruments binding upon them so as to ensure that this Agreement has legal effect.

6.	All documents, materials, statements and vouchers provided by Party C to Party A are accurate, true, complete and valid.

7.	During equity pledge period, Party C shall immediately inform Party A of any event or received notice that is or should be known to them and has influenced or is likely to influence their performance ability or the Pledged Equity, or that may influence their warranties or obligations under this Agreement and provide relevant documents and materials.

8.	At any time when Party A exercises its rights under this Agreement, it shall be free of any intervention from the other parties to this Agreement. When Party A or its successor or assignee exercises Party A’s rights according to the provisions of this Agreement, their exercise shall not be interrupted or hindered by any successor or assignee of Party C.

9.	Party C will comply with all applicable laws and regulations, inform Party A the notice, order or advice issued or formulated by relevant competent authority with respect to right of pledge within 5 workdays upon receipt of them and act according to Party A’s reasonable instructions.

10.	Party C will timely inform Party A of any event or received notice that may influence the equity of Party C or any portion thereof, or that may change any obligation of Party C under this Agreement, or that may affect the performance by Party C of any obligation under this Agreement and act according to Party A’s instructions.

Equity Pledge Agreement

11.	If Party B and PW Pictures intend to engage in any business cooperation with any other enterprises, it shall obtain the prior consent of Party A and under the equal conditions, Party A or any of its affiliates shall have the priority in such business cooperation.

12.	Without the prior written consent of Party A or other parties as designated by Party A, Party B and PW Pictures will not engage in any transaction that may substantially impact their assets, business, personnel, obligations, rights or operations as confirmed by Party A, including, but not limited to, the following:

(1)	engage in any activity beyond Party B and PW Pictures’ normal business scope;

(2)	borrow over RMB 400,000 from any third party or assume any single debt of over RMB 400,000;

(3)	change or dismiss the directors of Party B and PW Pictures or remove and replace any of the top management of Party B and PW Pictures;

(4)	sell or acquire assets or rights to or from any third party, including, but not limited to, any intellectual property rights;

(5)	provide a guaranty to any third party using its assets or intellectual property rights as collateral or through any other form or set any encumbrance on its assets;

(6)	amend their articles of association or change the business scope of Party B and PW Pictures;

(7)	change the normal business procedures or amend any of the important internal rules and regulations of Party B and PW Pictures;

(8)	dispose the equity of any subsidiary, jointly owned company or any other affiliates of Party B and PW Pictures;

(9)	transfer their rights and obligations under the “Business Operation Agreement” signed by Party A and Party B on February 12, 2011 to any third party.

Equity Pledge Agreement

13.	Party C will accept and comply with the guidance provided by Party A from time to time regarding Party B and PW Pictures’ employee hiring and dismissal, daily operations and management as well as financial management system.

14.	Party C will elect the nominees designated by Party A as Party B and PW Pictures’ directors in accordance with the procedures specified by laws, regulations and Party B and PW Pictures’ articles of association, and ensure that such directors shall elect Party B and PW Pictures’ chairman of the board in accordance with the candidates nominated by Party A and appoint the personnel nominated by Party A as Party B and PW Pictures’ general manager, chief financial officer and other senior management posts.

15.	Where any of the above directors or senior management personnel designated by Party A no longer serves Party A (whether he/she resigns or is dismissed by Party A), he/she will be removed from any positions at Party B and PW Pictures. In this case, Party C will elect another person designated by Party A to fill this vacancy. For this purpose, Party C will take any and all necessary internal and external procedures to fulfill the foregoing dismissal and employment in accordance with laws, Party B and PW Pictures’ articles of association and the “Business Operation Agreement” signed on February 12, 2011.

16.	To the extent permitted by Chinese policies as well as relevant laws and regulations, all dividends, bonuses or other earnings or interests (in whatsoever forms) obtained by Party C shall be immediately paid or transferred to Party A without any additional conditions.

Equity Pledge Agreement

17.	Party A has the exclusive option to purchase all or part of the equities of Party C in Party B at any time according to the provisions of the “Call Option Agreement” signed on February 12, 2011. This option may be exercised by Party A or the qualified entity designated by Party A. This option is granted to Party A once the “Call Option Agreement” is signed by each party and such granting shall not be revoked within the valid term of this agreement once it is made.

18.	On the effective date of the “Call Option Agreement”, Party C lawfully own the equity of Party B and have the full and valid right of disposal over such equity (except the limitations under Chinese laws and regulations). Except for the pledge arrangement as mentioned in the “Equity Pledge Agreement” signed by the Parties as of February 12, 2011, Party B’s equity owned by Party C is free and clear of any other pledge, third-party interests or third-party recourse.

19.	Within the valid term of the “Call Option Agreement”, except with Party A’s written consent, Party C shall not transfer their equities in Party B to any third party.

20.	Within the valid term of the “Call Option Agreement”, Party B and PW Pictures’ business activities comply with the laws, regulations, decrees as well as the administrative rules and guidelines promulgated by other relevant Chinese administrative authorities and have no violation of the above requirements, which has a materially adverse effect upon Party B and PW Pictures’ businesses or assets.

Equity Pledge Agreement

21.	Before Party A (or the qualified entity designated by it) exercises call option and obtains all Party B’s equity, Party B and PW Pictures shall not:

(1)	make supplements, modifications or amendments to Party B and PW Pictures’ articles of association in any way or manner whatsoever, which will materially affect Party B and PW Pictures’ assets, liabilities, operations, equity and other lawful rights (except pro-rata capital increases to meet legal requirements);

(2)	engage in any transaction that will materially affect Party B and PW Pictures’ assets, liabilities, operations, equity and other lawful rights (except those occurring in its ordinary or daily course of business or disclosed to Party A and agreed by Party A in writing);

(3)	cause Party B and PW Pictures’ shareholders to adopt resolutions on dividend or bonus distribution;

(4)	sell, transfer, mortgage or otherwise dispose the lawful or beneficial interests of any of their assets, businesses or income or allow them to be encumbered with any other security interest (except those occurring in its ordinary or daily course of business or disclosed to Party A and consented to by Party A in writing);

(5)	without Party A’s prior written consent, no inheritance, guarantee or incurrence of any debts, except the debts which: (i) occur in the ordinary or daily course of business other than in the course of borrowings; and (ii) are disclosed to Party A and agreed to by Party A in writing;

(6)	without Party A’s prior written consent, sign any significant contract, other than those contracts signed in the normal course of business (for the purpose of this paragraph, a contract with a value exceeding RMB 100,000 is deemed as a significant contract);

(7)	without Party A’s prior written consent, merger or consolidate with any entity or acquire any entity or invest in any entity;

Equity Pledge Agreement

22.	Before Party A (or the qualified entity designated by it) exercises call option and obtains all Party B’s equity, Party C shall jointly or independently:

(1)	immediately inform Party A of all lawsuits, arbitrations or administrative proceedings that have occurred or are likely to occur with respect to the equities owned by both of them;

(2)	cause Party B’s shareholders to approve the transfer of equity under the “Call Option Agreement” by voting; cause Party B to amend its articles of association so as to reflect the transfer of the shares or equities from Party C to Party A or Party A’s designee as well as other changes as set out herein and immediately handle change registration procedures with Chinese competent authorities; cause Party B’s shareholder meeting to adopt the resolution on appointing the person designated by Party A or Party A’s designee as a new director and/or a new legal representative;

(3)	In order to maintain their ownership over the equity, sign all documents, take all actions and bring all complaints or make defenses against all claims, which are necessary or appropriate;

(4)	To the extent permitted by relevant laws and regulations, upon request by Party A from time to time, promptly transfer their respective equities to Party A or its representative at any time unconditionally and waive their preemptive right with respect to the transfer of equity specified under the “Call Option Agreement” by the other existing shareholder;

(5)	strictly comply with the “Call Option Agreement” and the other agreements signed by Party B and PW Pictures and Party A, fully perform the obligations under these agreements and be free of any action or inaction which is sufficient to affect the validity and enforceability of these agreements.

Equity Pledge Agreement

23.	Within the valid term of the “Call Option Agreement”, unless otherwise specified in the “Call Option Agreement” or consented to by Party A in writing, Party C will cause Party B and PW Pictures to:

(1)	Based on good financial and commercial standards and practices, maintain their existence, prudently and effectively deal with their businesses and affairs and make their best efforts to ensure that they continuously have the permits, licenses and approvals necessary for their business operations and that these permits, licenses and approvals are not cancelled;

(2)	without Party A’s prior written consent, not seek a settlement or waive or change their claims or other rights in any lawsuit;

(3)	without Party A’s prior written consent, not provide loans or credits to any person;

(4)	without Party A’s prior written consent, not merger or consolidate with any third party, acquire assets or businesses of any third party, invest in any third party or transfer its assets or other rights to any third party;

(5)	If Party A exercises call option according to the provisions of the “Call Option Agreement”, make their best efforts to obtain all government approvals and other consents (if any) necessary for equity transfer as early as possible.

Equity Pledge Agreement

24.	Within the valid term of this Agreement, Party A is the sole provider of the technology support and services under the “Development Cooperation Agreement” and “Exclusive Technology Support and Service Agreement” (hereinafter referred to as “Business Agreements”) signed by Party A and PW Pictures on February 12, 2011 rendered to PW Pictures. Without Party A’s written consent, Party B agrees that PW Pictures shall not solicit any third party to provide for it the technology support and technology services identical or similar to those as provided by Party A under the Business Agreements.

25.	Any and all rights, titles, interests and intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc) resulting from the performance of the Exclusive Technology Support and Service Agreement, whether development is carried out by Party A independently or on the basis of PW Pictures’ intellectual property rights or by PW Pictures on the basis of Party A’s intellectual property rights, shall belong solely and exclusively to Party A. PW Pictures shall not claim any title, intellectual property right and any other right and interest against Party A. If development is carried out by Party A on the basis of PW Pictures’ intellectual property rights, PW Pictures shall ensure that its intellectual property rights are free of any defect. Otherwise, the losses, if any, caused to Party A shall be borne by PW Pictures, and Party B and Party C shall undertake the joint and several responsibilities.

Any and all intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc) resulting from the performance of the Development Cooperation Agreement by Party B of the technology development work under this Agreement, whether development is carried out by Party B independently or on the basis of Party A’s intellectual property rights, shall jointly belong to Party A and Party B. Party A and Party B obtain the interests on the basis of agreed proportion.

Equity Pledge Agreement

26.	Party A will summarize service fee on a quarterly basis and inform PW Pictures in accordance with the provisions of the Business Agreements. Within ten workdays after receiving such notice, Party B agrees that PW Pictures shall pay the service fee to the bank account designated by Party A. Where PW Pictures fails to pay the service fee and other expenses pursuant to the provisions of this agreement, Party B shall pay to Party A default interest on the overdue sum at an annual interest rate of 10%, and Party C shall undertake the joint and several responsibilities.

27.	Where PW Pictures violates Article 5 of the “Exclusive Technology Support and Service Agreement”, Party B and PW Pictures shall compensate for the losses thus incurred to Party A. In this regard, Party C shall undertake the joint and several responsibilities.

28.	Party B and/or PW Pictures shall be fully responsible for any and all claims made by any person due to Party B and/or PW Pictures’ failure to comply with Party A’s instructions or improper use of Party A’s intellectual property rights or inappropriate technology operations. In this regard, Party C shall undertake the joint and several responsibilities.

29.	In the event that Party B and/or PW Pictures violates the provisions of the “Exclusive Technology Support and Service Agreement”, Party B and/or PW Pictures shall compensate for Party A’s losses according to Articles 2.2 and 7.2 herein. In this regard, Party C shall undertake the joint and several responsibilities.

30.	Prohibitions:

(1)	Within the period of equity pledge, without Party A’s prior written consent, Party C shall not agree to or propose any amendment or supplement to Party B and PW Pictures’ articles of association, and Party C shall not waive the interests of any kind relating to the Pledged Equity;

(2)	Within the period of equity pledge, Party C shall not take any action detrimental to Party A’s interests without Party A’s consent.

Equity Pledge Agreement

Article 9	Except as otherwise provided for herein, Party A shall be entitled to have right of pledge realized immediately if:

1.	PW Pictures or its successor or assignee fails to pay any service fee payable under the Business Agreements on time and in full, and Party B, PW Pictures and Party C fail to cure it within 14 workdays after receiving Party A’s written notice;

2.	Any warranty or representation made by Party C in Article 8 hereof is substantially misleading or erroneous, or Party C violate any warranty or representation in Article 8;

3.	Party C materially breach any provision of this Agreement;

4.	Party C become the subject of trusteeship, receivership, liquidation or other similar proceedings;

5.	Party C give up the Pledged Equity or any portion thereof or transfer the Pledged Equity or any portion thereof without Party A’s written consent (except the transfer permitted under this Agreement);

6.	Payments for any borrowing, guarantee, compensation, commitment or other liabilities of Party C have been accelerated due to their breaches, or these payments are due, but cannot be paid or performed on time. As a result, Party A is of the opinion that the ability of Party C in performing the obligations under this Agreement is impaired, and Party A’s interests will be affected;

7.	Party C cannot repay general debts or other liabilities, thus affecting Party A’s interests;

Equity Pledge Agreement

8.	Due to the promulgation of relevant laws, this Agreement becomes illegal or Party C are unable to continue performing the obligations under this Agreement;

9.	Any consent, permit, approval or authorization of government department necessary to make this Agreement enforceable, legal or valid is withdrawn, discontinued, invalid or substantially modified, thus impacting Party A’s interests;

10.	Any adverse change happens to the properties of Party C. As a result, Party A is of the opinion that the ability of the pledgor in performing the obligations under this Agreement is affected.

Article 10	If it is known or found that any breach as set forth in Article 9 or any event being likely to result in any such breach has occurred, Party C shall inform Party A in writing without undue delay.

Unless any breach as set forth in Article 9 has been cured, Party A shall be entitled to give a written notice about such breach to Party C at the time of its occurrence or at any time after its occurrence, requiring Party C to immediately pay the arrears and other amount payable under all service agreements. Party A shall also be entitled to, without any delay, exercise its rights under equity disposal agreement, business operation agreement and asset transfer agreement or exercise the right of pledge according to the provisions of this Agreement.

Article 11	Should any breach as set forth in Article 9 occur, Party A shall have the priority in having its claim satisfied by the monies from conversion of or the proceeds from auction or sale of the Pledged Equity.

Article 12	If the Four Agreements change and this Agreement needs to be changed accordingly, Party B, Party C and PW Pictures agree to make changes as requested by Party A and handle all relevant procedures.

Equity Pledge Agreement

Article 13	Without Party A’s written consent, Party C shall not assign or transfer their rights or obligations under this Agreement. After pledgee changes due to such transfer, the new parties to the pledge shall sign a new pledge agreement, which shall bind on Party C and its successor and inure to Party A and its successor or assignee.

Article 14	The rights and powers of Party A under this Agreement are cumulative, which shall not affect or preclude any right or power of Party A towards Party C as specified by laws, regulations and other legal instruments. Unless Party A makes an express statement, no failure to exercise nor any delay in exercising on the part of Party A any right or power under this Agreement shall be deemed as a waiver thereof, nor does any single or partial exercise preclude any other or future exercise, or the exercise of any other right or power.

Article 15	The provisions of this Agreement shall be the expression of the true intentions of the Parties and legally binding upon the Parties.

Article 16	This Agreement shall become effective as of the date when it is signed and sealed by the Parties and Party C record the Pledged Equity under this Agreement in Party B’s register of shareholders in accordance with law until August 21, 2026. This Agreement may be amended, supplemented or modified by a written instrument signed and sealed by the Parties.

Article 17	Should any provision of this Agreement or any portion hereof be held invalid or unenforceable at present or in future, the validity or enforceability of this Agreement, the remainder of this Agreement and the remaining portion of such invalid or unenforceable provision shall not be affected thereby.

Equity Pledge Agreement

Article 18	The formation, validity, performance and interpretation of this Agreement shall be governed by the laws of the People’s Republic of China. Any dispute arising from or out of the performance of or in connection with this Agreement may be settled by each party through negotiations. In case no settlement can be reached, such dispute may be submitted to Beijing Arbitration Commission (“the Commission”) for arbitration in accordance the Commission’s arbitration rules then in effect. The arbitral award shall be final and binding upon each party. Arbitration costs shall be borne by the losing party, unless otherwise specified in the award.

Article 19	This Agreement is executed in 6 originals, with each of the Parties hereto holding 1 original, and in 2 copies, which are to be used for registration or recording purpose.

Equity Pledge Agreement

(Signature page)

Beijing Perfect World Software Co., Ltd. (seal) [Seal: Beijing Perfect World Software Co., Ltd.] Authorized representative (signature):

/s/ Chi Yufeng

Beijing Perfect Moment Pictures Co., Ltd. [Seal: Beijing Perfect Moment Pictures Co., Ltd.] Authorized representative (signature):

/s/ Michael Yufeng CHI

/s/ Tian LIANG